EXHIBIT 99.1

OncoGenex Reports Third Quarter Financial Results

Provides update on business and product pipeline

BOTHELL, Washington and VANCOUVER, British Columbia, Canada –November 10, 2008 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI), a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer, today reported unaudited financial results for the third quarter and nine months ended September 30, 2008.

Third Quarter 2008 Financial Results

On August 21, 2008, Sonus Pharmaceuticals, Inc. (“Sonus”) and OncoGenex Technologies Inc. (“OncoGenex Technologies”) completed a reverse takeover. In accordance with generally accepted accounting principles, OncoGenex Technologies is deemed to have acquired Sonus from an accounting perspective. Therefore, the consolidated results of operations of the Company include the results of OncoGenex Technologies for the third quarter and nine month periods that ended September 30, 2008 and 2007 respectively and the results of OncoGenex Pharmaceuticals, Inc. following the completion of the transaction with Sonus.

Research and development expenses for the third quarter and nine months ended September 30, 2008, were $1.6 million and $3.6 million respectively, compared with $1.1 million and $3.1 million respectively in 2007. The increases in 2008 were primarily due to costs associated with the development of OGX-427, an increase in employee expenses and higher facility costs resulting from the reverse takeover of Sonus.

General and administrative expenses for the third quarter and nine months ended September 30, 2008, were $1.0 million and $2.2 million respectively, compared with $0.6 million and $2.7 million respectively in 2007. The increase for the third quarter of 2008 was primarily due to increased employee expenses and increased costs associated with operating as a public company. The decrease for the nine month period in 2008 was due primarily to higher financing related costs incurred in 2007 attributable to OncoGenex Technologies’ preparation for an initial public offering in the 2007 period, partly offset by higher employee expenses and increased costs associated with operating as a public company in the 2008 period.

Net income for the third quarter and nine months ended September 30, 2008, was $4.6 million and $0.8 million respectively, compared to net losses of $1.9 million and $6.3 million respectively in 2007. The net income recognized in both 2008 periods was primarily due to the impact of an extraordinary gain on the reverse takeover of Sonus and a reversal of tax expense associated with the change in capital structure of OncoGenex Technologies, both non-cash items.

The Company had $17.2 million in cash, cash equivalents and short-term investments as of September 30, 2008, compared with $5.1 million as of December 31, 2007. The Company has 5,513,643 shares outstanding as at November 7, 2008 of which 694,431 are subject to escrow provisions. OncoGenex continues to believe it has sufficient cash, cash equivalents and short-term investments to fund its currently planned operations through 2009, including:

•	completion to final data of its ongoing Phase 2 clinical trials of OGX-011;
•	completion of its Phase 1 clinical trial of OGX-427;
•

reaching an agreement with the U.S. Food and Drug Administration (FDA) on the design of an additional Phase 3 registration trial of OGX-011 in patients with hormone refractory prostate cancer via the Special Protocol Assessment (SPA) process; and

•	completion of pharmacology and formulation evaluations of CSP-9222.
“We have achieved important milestones in the third quarter of 2008 further strengthening our product pipeline while streamlining our business to efficiently maximize our cash resources,” said Scott Cormack, President and Chief Executive Officer of OncoGenex. “We have three programs -- OGX-011, OGX-427, and SN2310 -- now with robust data packages in various stages of clinical development representing attractive investment opportunities for new and existing shareholders as well as potential partners.”

Recent Business Highlights:

•

On August 21, 2008, Sonus Pharmaceuticals, Inc. and OncoGenex Technologies Inc. completed a transaction, whereby Sonus acquired all of the outstanding securities and convertible debentures of OncoGenex Technologies. Sonus changed its name to OncoGenex Pharmaceuticals, Inc. and was listed on the Nasdaq Capital Market under the ticker symbol OGXI. Concurrent with the completion of the transaction there was a workforce reduction of 49% of the employees of the two companies in order to effectively utilize cash assets while maintaining the resources to advance our priority clinical programs. The Company has 24 full-time employees after giving effect to the above workforce reduction.

•

OncoGenex and Isis amended the development agreement for OGX-011, providing OncoGenex with increased economic interest in OGX-011 and increased flexibility to further develop this product candidate. In addition, we believe this new arrangement facilitates future partnering discussions since potential development and commercialization partners need only deal with one party.

•

OncoGenex reached an agreement with the FDA on the design of a Phase 3 registration trial of OGX-011, its lead product candidate targeting hormone refractory prostate cancer, via the SPA process. In the letter responding to the OncoGenex submission, the FDA stated that it agreed with the design and planned analysis proposed by OncoGenex, and that the study design adequately addresses the objectives necessary to support a regulatory submission.

•

Sonus signed an exclusive in-licensing agreement with Bayer HealthCare LLC for development of a family of compounds known as caspase activators presently in preclinical research. As the caspase family of proteases plays essential roles in apoptosis, the caspase activators offer the potential for the development of therapies in the treatment of various cancers.

•

OncoGenex received Fast Track designation from the FDA for development of OGX-011 in combination with docetaxel for progressive metastatic prostate cancer. Fast Track designation was granted on the basis that OGX-011 may provide a significant improvement in the safety or effectiveness of the treatment for a serious or life-threatening disease. Based on this designation, the FDA will take actions as appropriate to expedite the development and review of OGX-011 for approval. These actions include scheduled meetings to obtain FDA input into development plans, the option of submitting a New Drug Application in sections rather than all components simultaneously, and the option of requesting evaluation of studies using surrogate endpoints.

•

On October 7, 2008 OncoGenex and the FDA concluded a meeting whereby the FDA agreed that "durable pain palliation is an acceptable and desirable study endpoint" to support a product marketing approval for OGX-011 as a treatment for hormone refractory prostate cancer (HRPC). In addition, the FDA provided guidance on the submitted protocol including recommendations on study endpoints, the appropriate patient population, entry criteria and study conduct. OncoGenex plans to revise and submit the protocol to FDA for a Special Protocol Assessment prior to initiating the registration trial.

•	OncoGenex completed patient enrollment in its Phase 1 clinical trial evaluating the safety of SN2310 in patients with advanced cancer.

Conference Call on Monday, November 10, 2008 at 4:30 p.m. Eastern Time

OncoGenex management will host a conference call on Monday, November 10, 2008, at 4:30 p.m. Eastern Time to provide a business and product update and discuss the third quarter results. To access the webcast, log on to the Investor Relations page of the OncoGenex Web site at www.oncogenex.com. Alternatively, you may access the live conference call by dialing 877-548-7903 (U.S. & Canada) or 719-325-4917 (International). A webcast replay will be available approximately two hours after the call and will be archived on www.oncogenex.com for 90 days.

About OncoGenex Pharmaceuticals

OncoGenex Pharmaceuticals is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate currently completing five Phase 2 clinical studies in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in Phase 1 clinical development; SN2310 has completed enrollment in a Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development. More information is available at www.oncogenex.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning agreements with the FDA regarding endpoints and clinical trial design and anticipated clinical, other product development activities and timing of these activities and the adequacy of existing financial resources. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of the Company’s ability to gain FDA agreement on protocol design and time frames to do so, the strength of the combined oncology product pipeline, the adequacy of financial resources, the timing of clinical trials and development efforts and the results of clinical and pre-clinical studies are all forward-looking statements. The potential risks and uncertainties include, among others, the possibility that an agreement with FDA cannot be reached regarding a clinical trial using pain as the primary endpoint for OGX-011, the timing and costs of clinical trials and regulatory approvals, risks that clinical trials will not be successful or confirm earlier clinical trial results, risks associated with obtaining funding from third parties or completing a financing necessary to support the costs and expenses of clinical studies as well as research and development activities, risks relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2007 and its most recently filed Quarterly Report on Form 10-Q. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the Company. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

Condensed Statements of Operations

(Unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating expenses
Research and development	$1,639	$1,094	$3,621	$3,075
General and administrative	1,024	609	2,243	2,709
Total operating expenses	2,663	1,703	5,864	5,784
Other income (expense)	297	(27)	88	44
Loss for the period before taxes	(2,366)	(1,730)	(5,776)	(5,740)
Income tax expense (recovery)	(2,515)	200	(2,100)	573
Operating income (loss) before extraordinary gain	149	(1,930)	(3,676)	(6,313)
Extraordinary gain	4,428	-	4,428	-
Net income (loss)	4,577	(1,930)	752	(6,313)
Redeemable convertible preferred share accretion	417	735	1,973	2,156
Income (loss) attributable to common shareholders	$4,160	$(2,665)	$(1,221)	$(8,469)

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets:
Cash, cash equivalents and short term investments	$ 17,178	$ 5,131
Amounts and investment tax credit receivable	1,375	1,813
Prepaid and other current assets	1,129	295
Property, equipment and other assets	566	111
Total assets	$ 20,248	$ 7,350

Liabilities and stockholders' equity:
Accounts payable and accrued expenses	$ 2,700	$ 1,048
Other current liabilities	905	4,665
Long term liabilities	1,163	2,487
Redeemable convertible preferred shares	-	37,373
Stockholders' equity (deficiency)	15,480	(38,223)
Total liabilities and stockholders' equity (deficiency)	$ 20,248	$ 7,350

###

OncoGenex Contact: Scott Cormack President & CEO (604) 630-5400 scormack@oncogenex.com	Media and Investor Contact: Jason Spark Porter Novelli Life Sciences (619) 849-6005 jspark@pnlifesciences.com